                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            SAGA COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                   Delaware                                 38-3042953
   (State of incorporation or organization)              (I.R.S. Employer
                                                        Identification No.)

 73 Kercheval, Grosse Pointe Farms, Michigan                  48236
   (Address of principal executive offices)                 (Zip Code)


If this Form relates to the registration of a class of pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: [ ]

If this Form relates to the registration of a class of pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: [ ]

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(b) of the Act:


        TITLE OF EACH CLASS           NAME OF EACH EXCHANGE ON WHICH
        TO BE SO REGISTERED           EACH CLASS IS TO BE REGISTERED
        -------------------           ------------------------------

        Class A Common Stock,
        par value $0.01 per share     New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act: None

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The authorized capital stock of the Company consists of a total of 40,000,000, comprised of 35,000,000 authorized shares of Class A Common Stock, 3,500,000 authorized shares of Class B Common Stock and 1,500,000 authorized shares of Preferred Stock. Only the Class A Common Stock is being registered pursuant to this Form 8-A Registration Statement.

         Dividends. Holders of shares of Class A Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

         Voting Rights. Holders of shares of Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) in the election for directors, (ii) with respect to any "going private" transaction between the Company and the Principal Stockholder, and (iii) as otherwise provided by law.

         In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect two of the Company's directors. The holders of the Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. Holders of Common Stock are not entitled to cumulative votes in the election of directors.

         The holders of the Common Stock vote as a single class with respect to any proposed "going private" transaction with the Principal Stockholder, with each share of each class of Common Stock entitled to one vote per share.

         Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences and limitations of the shares of such class of common stock.

         Liquidation Rights. Upon liquidation, dissolution, or winding-up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distribution after payment in full of creditors.

         Other Provisions. Each share of Class B Common Stock is convertible, at the option of its holder, into one share of Class A Common Stock at any time. One share of Class B Common Stock converts automatically into one share of Class A Common Stock upon its sale or other transfer to a party unaffiliated with the Principal Stockholder or, in the event of a transfer to an affiliated party, upon the death of the transferor.

         The holders of Common Stock are not entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock, except that in any such transaction in which shares of Common Stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between the classes of Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

ITEM 2. EXHIBITS

Exhibit No.                Description
-----------                -----------
   3(a)                    Second Restated Certificate of Incorporation



                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SAGA COMMUNICATIONS, INC.


By: /S/ EDWARD K. CHRISTIAN
    Edward K. Christian, President

Dated: January 5, 2004

                                  EXHIBIT INDEX

Exhibit No.                Description
-----------                -----------
   3(a)                    Second Restated Certificate of Incorporation